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                                                                   Exhibit 3(b)

                              WELLS FARGO & COMPANY

                                 ---------------

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                 ---------------

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

                                 ---------------

     Laurel A. Holschuh, Senior Vice President, and Rachelle M. Graham, Assistant Secretary, of Wells Fargo & Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), do hereby certify:

   FIRST: That at a meeting of the Board of Directors of the Company duly held on January 23, 2001, a resolution was duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Company, declaring the advisability of the amendment, and directing that the amendment be presented to stockholders of the Company for their consideration at the next annual meeting of the stockholders to be held on April 24, 2001. The resolution setting forth the proposed amendment is as follows:

      RESOLVED that an amendment to ARTICLE FOURTH of the Company's Restated Certificate of Incorporation, as amended, to increase the authorized common stock to 6,000,000,000 shares is hereby proposed and declared advisable, and the following amendment to the first sentence of ARTICLE FOURTH is hereby directed to be presented to the stockholders of the Company for consideration at the annual meeting of stockholders to be held on April 24, 2001:

                  "FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Six Billion Twenty-Four Million (6,024,000,000), consisting of Twenty Million (20,000,000) shares of Preferred Stock without par value, Four Million (4,000,000) shares of Preference Stock without par value, and Six Billion (6,000,000,000) shares of Common Stock of the par value of $1-2/3 per share."

   SECOND: That at such annual meeting of stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, which notice set forth in full the proposed amendment, a majority of the outstanding shares of common stock of the Company were voted in favor of the amendment.

   THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate to be signed by Laurel A. Holschuh, its Senior Vice President, and attested by Rachelle M. Graham, its Assistant Secretary, this 7th day of May, 2001.


                                           WELLS FARGO & COMPANY:

(Corporate Seal)

                                           By: /s/ LAUREL A. HOLSCHUH
                                              -----------------------
                                               Senior Vice President


ATTEST:



By:      /s/ RACHELLE M. GRAHAM
     -------------------------------
             Assistant Secretary


        [Filed with the Delaware Secretary of State's Office on May 8, 2001]


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